INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of John Hancock Preferred Income Fund (Securities Act Registration No. 811-21131) of our report dated August 12, 2002, relating to the financial statements of John Hancock Preferred Income Fund as of August 9, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the headings "Independent Auditors" and "Financial Statements" in the Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
October 11, 2002